Exhibit 99.3

Multi-Color Corporation Enters Into Definitive Agreement to Be Acquired by an Affiliate of Platinum Equity

CINCINNATI, OHIO, February 25, 2019 - Multi-Color Corporation (NASDAQ: LABL) today announced that it has entered into a definitive merger agreement to be acquired by an affiliate of Platinum Equity LLC (“Platinum Equity”), a leading private equity firm. Under the terms of the agreement, which has been unanimously approved by Multi-Color Corporation’s Board of Directors, Multi-Color Corporation shareholders will receive $50.00 in cash for each share of common stock they own, in a transaction valued at $2.5 billion including the assumption of $1.5 billion of debt.

The cash purchase price represents a premium of approximately 32 percent over Multi-Color Corporation’s 30-day volume weighted average share price prior to January 22, 2019, the last trading day prior to media speculation regarding a potential transaction involving Multi-Color Corporation.

“We are pleased to reach this agreement with an affiliate of Platinum Equity,” said Nigel Vinecombe, Executive Chairman of Multi-Color Corporation. “This transaction is the culmination of our Board’s review of strategic alternatives to maximize value for our shareholders. As a result of this process, our Board, with the assistance of independent advisors, unanimously determined that this all-cash transaction will deliver immediate, significant and certain value to our shareholders and is in the best interest of our shareholders and our company. We believe this transaction represents a winning proposition for all of our stakeholders, including our employees.”

Louis Samson, Partner, Platinum Equity, said, “Multi-Color Corporation is an industry leader, with a talented and dedicated team and a reputation for innovative label solutions and best-in-class service. We have tremendous respect for Multi-Color Corporation, and believe that its capabilities and established position in the industry, when combined with our portfolio company WS Packaging Group, operational expertise and financial resources, will enable Multi-Color Corporation and WS Packaging Group to strengthen the value proposition for their customers. With a shared vision to deliver the highest quality label solutions to the world’s most prominent brands, we are excited at the prospect of leveraging our resources to pursue new avenues for growth.”

Transaction Details

The transaction will be financed through a combination of committed equity financing provided by Platinum Capital Partners IV, L.P., as well as debt financing that has been committed to by Bank of America Merrill Lynch, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc.

The transaction is expected to be completed by Q3 CY2019 and is subject to Multi-Color Corporation shareholder approval, regulatory clearances and other customary closing conditions.

Upon the completion of the transaction, Multi-Color Corporation will become a privately held company and shares of Multi-Color Corporation common stock will no longer be listed on any public market.

Constantia Flexibles Holding GmbH and affiliates of Diamond Castle Partners, who together currently own 5,889,093 shares of Multi-Color Corporation common stock, representing approximately 28.7 percent of Multi-Color Corporation’s outstanding shares, have each separately entered into a voting and support agreement to vote its shares in favor of the transaction as provided in each agreement.

The Multi-Color Corporation Board has unanimously recommended that all of Multi-Color Corporation’s shareholders vote to approve and adopt the merger agreement at an upcoming special meeting of Multi-Color Corporation’s shareholders.

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor to Multi-Color Corporation and Sidley Austin LLP and Keating Muething & Klekamp PLL are also providing legal counsel to Multi-Color Corporation. William Blair & Company has also provided a fairness opinion to the Multi-Color Corporation Board of Directors.

Latham & Watkins LLP is serving as legal counsel to Platinum Equity LLC.

Cahill Gordon & Reindel LLP is serving as legal counsel to the debt financing sources.

About Multi-Color Corporation

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirits, food and beverage, healthcare and specialty consumer products. MCC serves national and international brand owners in North, Central and South America, Europe, Africa, China, Southeast Asia, Australia and New Zealand with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, Wraps, Aluminum, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 8,400 associates across 71 label producing operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color Corporation, please visit http://www.mcclabel.com.

About Platinum Equity

Founded in 1995 by Tom Gores, Platinum Equity is a global investment firm with approximately $13 billion of assets under management and a portfolio of approximately 40 operating companies that serve customers around the world. The firm is currently investing from Platinum Equity Capital Partners IV, a $6.5 billion global buyout fund, and Platinum Equity Small Cap Fund, a $1.5 billion buyout fund focused on investment opportunities in the lower middle market. Platinum Equity specializes in mergers, acquisitions and operations – a trademarked strategy it calls M&A&O® – acquiring and operating companies in a broad range of business markets, including manufacturing, distribution, transportation and logistics, equipment rental, metals services, media and entertainment, technology, telecommunications and other industries. Over the past 23 years, Platinum Equity has completed more than 250 acquisitions.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the benefits of the proposed transaction and the anticipated timing of the consummation of the proposed transaction. The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,”

“anticipate” and similar expressions are intended to identify forward-looking statements. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. These risks and uncertainties include, but are not limited to, the following: the risk that the proposed transaction may not be completed in a timely manner, or at all; the failure to satisfy the conditions precedent to the consummation of the proposed transaction, including, without limitation, the receipt of stockholder and regulatory approvals; unanticipated difficulties or expenditures relating to the proposed transaction; legal proceedings, including those that may be instituted against Multi-Color Corporation (the “Company”), its board of directors, its executive officers and others following the announcement of the proposed transaction; disruptions of current plans and operations caused by the announcement and pendency of the proposed transaction; potential difficulties in employee retention due to the announcement and pendency of the proposed transaction; the response of customers, suppliers and business partners to the announcement of the proposed transaction; risks related to diverting management’s attention from the Company’s ongoing business operations; risks regarding the failure to obtain the necessary financing to complete the proposed transaction; risks related to the equity and debt financing and related guarantee arrangements entered into in connection with the proposed transaction; and other factors described in the Company’s annual report on Form 10-K for the Company’s fiscal year ended March 31, 2018 filed with the U.S. Securities and Exchange Commission (the “SEC”). The forward-looking statements included in this press release are only made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on forward-looking statements.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving W/S Packaging Holdings, Inc., Monarch Merger Corporation and the Company. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval. The proposed transaction will be submitted to the Company’s shareholders for their consideration. In connection therewith, the Company intends to file a proxy statement and other relevant materials with the SEC, including a definitive proxy statement, which will be mailed to the Company shareholders. However, such documents are not currently available. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. In addition, Company shareholders may obtain free copies of the documents filed with the SEC by directing a request through the Investors portion of the Company’s website at www.mcclabel.com or by mail to Multi-Color Corporation, 4053 Clough Woods Drive, Batavia, Ohio 45103, Attention: Investor Relations, telephone: (513) 381-1480.

Participants in the Solicitation

The Company and its directors, its executive officers and certain other members of Company management and Company employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on June 29, 2018 and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the solicitation of proxies from the shareholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.

Contacts

For Multi-Color Corporation:

Sharon E. Birkett
Vice President and Chief Financial Officer
513-345-5311
InvestorRelations@mcclabel.com

Joele Frank, Wilkinson Brimmer Katcher

Matthew Sherman / Tanner Kaufman

212-355-4449

For Platinum Equity: Dan Whelan 310-282-9202 Dwhelan@platinumequity.com